SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 2, 2010
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5887 Copley Drive
San Diego, CA 92111
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     The United States District Court for the Southern District of California (the “Court”) has preliminarily approved the proposed settlement of a shareholder derivative suit pending on behalf of Leap Wireless International, Inc. (the “Company”). The proposed settlement will also resolve a similar shareholder derivative suit pending in the California Superior Court for the County of San Diego. The derivative suits assert claims on behalf of the Company against certain of its current and former directors and officers and relate primarily to the Company’s 2007 restatement of certain financial statements to correct for errors in previously reported service revenues, equipment revenues, and operating expenses.
     The individual defendants have denied liability and wrongdoing of any kind with respect to the claims made in the derivative suits and make no admission of any wrongdoing in connection with the proposed settlement. The settlement is a non-monetary settlement based upon the Company’s agreement to make various corporate and operational changes, and to fund, through its insurance carriers, an award of attorneys’ fees to plaintiffs’ counsel.
     The Court has set a settlement hearing date of August 9, 2010 as described in the Notice of Settlement of Derivative Litigation (the “Notice”), which is attached hereto as Exhibit 99.1. In order to provide notice of the settlement hearing date to stockholders, the Company is required to file this current report and the attached Notice pursuant to the terms of the proposed settlement.
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Notice of Settlement of Derivative Litigation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: July 2, 2010	By:	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Notice of Settlement of Derivative Litigation